EXHIBIT 5.1
LAW OFFICE OF JILLIAN SIDOTI
34721 Myrtle Court
Winchester, CA 92596
(323) 799-1342

December 7, 2009

Bard Holding, Inc.
Board of Directors
1167 Bridge Street,
Philadelphia, PA, 19124

RE:              Bard Holding, Inc.
Registration Statement on Form S-1

Gentlemen:

I have been retained by Bard Holding, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement (the "Registration Statement") on Form S-1, to be filed by the Company with the U.S. Securities and Exchange Commission relating to the offering of securities of the Company. You have requested that I render my opinion as to whether or not the securities previously issued  on terms set forth in the Registration Statement are validly issued, fully paid, and non-assessable.

In connection with the request, I have examined the following:

1.  Certificate of Incorporation of the Company;
2.  Bylaws of the Company;
3.  The Registration Statement; and
4.  Unanimous consent resolutions of the Company's Board of Directors.

I have examined such other corporate records and documents and have made such other examinations, as I have deemed relevant.

Based on the above examination, I am of the opinion that the securities of the Company already issued pursuant to the Registration Statement are validly authorized and are validly issued, fully paid and non-assessable under the corporate laws of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1and by reference, Exhibit 23.2, to the Registration Statement and to the reference to our firm under “Experts” in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission.

Sincerely,

/s/
Jillian Ivey Sidoti